Exhibit 10.5
Board Member Agreement

PokerTek, Inc. 1150 Crews Road, Suite F Matthews, NC 28105 (704) 849-0860 Referred to as “the Company”	Joseph J Lahti 2975 Somerset Lane Long Lake, MN 55356 (612) 723-1081 Referred to as “the Director”

This Board Member Agreement (the “Agreement”) is effective as of the 1st day of July, 2009, by and between PokerTek, Inc., a North Carolina corporation (the “Company”), and Joseph J Lahti, an individual resident of the State of Minnesota (the “Director”). This Agreement replaces any previous Board Member Agreement executed by the parties.

WHEREAS, the Company engaged in the development, manufacture and marketing of electronic products for use in the gaming and amusement markets (the “Business”).

WHEREAS, the Company has established a Board of Directors to assist the Company in its endeavors to manage the Business so as to maximize returns for the Company’s shareholders; and

WHEREAS, the Company desires to engage the Director as the Chairman of its Audit Committee and the Director represents that he has the requisite skill and knowledge to serve as such; and

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.
Term. The term of this Agreement shall commence on the date hereof (the “Effective Date”), and shall continue until the Director no longer serves on the Company’s Board of Directors (the “Term”), it being understood that the Director shall remain on the Company’s Board of Directors at the discretion of the Company’s shareholders.

2.	Compensation.

a.
Director's Fees. In consideration of the services to be rendered under this Agreement as a member of the Board of Directors and for serving on various committees of the Board of Directors, Director shall receive annual compensation of $48,000, payable in quarterly installments of $12,000 per quarter. At the Director’s election, such fees shall be payable either in cash or in shares of Company stock. After an election is made by the Director, the Director can change his election upon 30 days prior written notice to the Chief Financial Officer of the Company, or in his absence, to another appropriate officer of the Company, and the new payment election shall be effective for the next payment date after the notice was given. In the event that such fees are paid in the form of common stock, the number of shares issued will be determined by dividing $12,000 by the average closing price on the NASDAQ Capital Market of PokerTek common stock for the 10 business days preceding the end of the quarterly period; provided, however, that if such average price per share calculation is less than the closing bid price on the effective date of this agreement, such closing bid price on the date of this agreement shall be used.

b.
Executive Leadership Committee Fees. In addition to the Director Fees outlined in item 2.a., the Director shall also receive annual compensation of $60,000, payable in quarterly installments of $15,000 per quarter, for the services to be provided as Chair of the Executive Leadership Committee. Such fees shall be payable in shares of Company stock, and the number of shares issued will be determined by dividing $15,000 by the average closing price on the NASDAQ Capital Market of PokerTek common stock for the 10 business days preceding the end of the quarterly period.

c.	Stock and Stock Options.

i.
Company acknowledges that Director is an owner of Common Stock and may hold options to purchase stock in Company, and that the rights attributable to these securities (the "Securities") shall not be affected by the execution of this Agreement.

ii.
On March 31, 2006, the Company granted the Director, pursuant to the Company’s 2005 Stock Incentive Plan, an option (the “Option”) to purchase 50,000 shares of common stock of the Company (the “Option Shares”), at a purchase price equal to the closing stock price on March 31, 2006, under the terms and conditions set forth in the Stock Option Agreement, dated March 2, 2006. Ten thousand (10,000) shares shall vest in a series of four (4) successive equal quarterly installments over the one year period measured from the date hereof upon the Director’s completion of each additional quarter over such one (1) year period. The remaining option shares shall vest in a series of sixteen (16) successive equal quarterly installments upon the Director’s completion of each additional quarter serving as a member of the Board over the four (4) year period beginning one (1) year from the date hereof. The Stock Option Agreement (the “Option Agreement”) shall provide that all Option Shares subject to the Option Agreement at the time of a Change of Control (as defined in the 2005 Stock Incentive Plan) not otherwise vested shall automatically vest in full immediately prior to the effective date of the Change of Control so that the Option may be exercised for any or all of the Option Shares. In addition, if Optionee is terminated without Cause (as defined below) as a member of the Board of Directors by the Company without Director’s written consent, or if the shareholders of the Company do not re-elect Director as a member of the Board of Directors at any time during the term of the Option, only the vested Options shall become exercisable. For purposes of this Agreement, “Cause” means (i) Director’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony or a crime involving fraud or dishonesty against the Company; or (ii) Director’s willful and continued failure to substantially perform Director’s duties for the Company which failure continues for thirty (30) days following Director’s receipt of written notice of such failure to perform or (iii) Director’s death, or any illness, disability or other incapacity in such a manner that Director is physically rendered unable regularly to perform his duties hereunder for a period in excess of one hundred twenty (120) consecutive days ..

d.	Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Company's expense reimbursement guidelines.

e.
Indemnification. Company will indemnify and defend Director and hold Director harmless against any liability incurred in the performance of Director’s service on the Board of Directors pursuant to this Agreement (the “Services”) to the fullest extent authorized in Company's Certificate of Incorporation, as amended, bylaws, as amended, applicable law and as provided in any individual indemnification agreements the Company many enter into with the Director. Company has purchased Director's and Officer's liability insurance, and Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Company, its subsidiaries, or affiliates or Director’s Services hereunder.

3.	Termination.

a.
Right to Terminate. At any time, Director may be removed as Director as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as Director as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director's status, except as provided in Company's Certificate of Incorporation, as amended, Company's bylaws, as amended, and applicable law.

b.
Effect of Termination as Director. Upon a termination of Director's status as a Director, this Agreement will terminate; Company shall pay to Director all compensation to which Director is entitled up through the date of termination. Thereafter, all of Company's obligations under this Agreement shall cease.

4.	Non−Disclosure, Ownership of Intellectual Property

a.
Director covenants and undertakes that, during the term of this Agreement and thereafter, absent the Company’s prior written consent, all information, written or oral, relating to the Company, its parents, subsidiaries or affiliates, the Company’s Business or condition (actual or planned), disclosed to him by the Company, or which otherwise became known to him in connection with the performance of the Services (the “Information”), shall be maintained by him in full and absolute confidence, and he shall not use such Information, directly or indirectly, in whole or in part, for his own benefit or any purpose whatsoever except as specifically and explicitly provided hereunder. Director’s undertaking hereunder shall not apply to Information which is in, or becomes part of, the public domain, or which was known by Director before the time of disclosure.

b.
Director agrees and undertakes that, so long as this Agreement is in effect and for a period of one year thereafter, neither he, nor any entity in which he holds a majority of the equity interest or voting control (either directly or through other entities in which he holds a majority of the equity interest or voting control) (each a “Controlled Entity”), shall engage in the marketing and distribution of poker tables featuring automated live poker games through the use of a simulated dealer and an electronic facsimile of chips and playing cards (such activities, the “Competing Activities”). The Company acknowledges that Director has ownership interests in or other relationships with entities that are not Controlled Entities (each a “Non−Controlled Entity”), and the restriction in the preceding sentence does not apply to activities of Non−Controlled Entities. However, Director agrees to inform the Company at such time as the Non−Controlled Entity commences Competing Activities, provided that he is aware of the Competing Activities and the disclosure would not violate a non−disclosure agreement with the Non−Controlled Entity.

5.
Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Agreement may not be assigned by any of the parties hereto, and may not be amended or modified, except by the written consent of both parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement. The Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for the breach of this Agreement. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained. If such condition, covenant or other provisions shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent permitted by law. All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given when received by the party to whom notice is required to be given and shall be delivered personally, or by registered mail to the addresses set forth above. The parties agree that any suit, action or proceeding between Director (and his attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the United States District Court for the Western District of North Carolina or in a North Carolina state court in the county of Mecklenburg and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable. This Agreement shall be construed and interpreted in accordance with the laws of the State of North Carolina.

Executed as of this 15th day of July, 2009.

POKERTEK:		DIRECTOR:

By:	/s/ Mark D Roberson	By:	/s/ Joseph J Lahti
Print Name:	Mark D Roberson	Print Name:	Joseph J Lahti
Title:	Acting CEO & CFO	Title:	Director
Date:	7/15/09	Date:	7/15/09